Exhibit 99.1


       Barnes & Noble Reports Third Quarter Financial Results:

                 Comparable Store Sales Increase 2.6%

                     Increases Full Year Guidance

                      Declares Quarterly Dividend


    NEW YORK--(BUSINESS WIRE)--Nov. 20, 2007--Barnes & Noble, Inc. (NYSE: BKS), the world's largest bookseller, today reported sales and earnings for the third quarter ended November 3, 2007. In addition, the company also announced that its Board of Directors declared a quarterly cash dividend of $0.15 per share for stockholders of record at the close of business on December 7, 2007, payable on December 28, 2007.

    Sales for the third quarter increased 5.7% to $1.2 billion. Barnes & Noble store sales increased 4.5% to $1.0 billion, with comparable store sales increasing 2.6% for the quarter, at the high end of guidance for a flat to low-single digit increase. Barnes & Noble.com sales were $108.2 million for the quarter, a 14.5% comparable sales increase compared to the prior year period.

    Bestselling titles during the quarter included Alan Greenspan's The Age of Turbulence, John Grisham's Playing for Pizza, Ken Follett's World Without End, Nicholas Sparks' The Choice and Stephen Colbert's I Am America (and So Can You!).

    Third quarter net earnings were $4.4 million or $0.07 per share. Included in third quarter net earnings was an after tax benefit of $6.2 million, or $0.09 per share, resulting from a more favorable physical inventory shortage rate than previously estimated and accrued. Excluding this benefit, third quarter net loss per share was $1.8 million, or $0.03 per share, better than guidance of a loss of $0.06 to $0.10 per share.

    "The company's sales continued to perform at the higher end of expectations, due in part to strong sales of new releases and bestsellers, which combined with a better than expected gross margin rate enabled the company to outperform its third quarter earnings expectations," said Steve Riggio, chief executive officer of Barnes & Noble, Inc. "In addition, we are encouraged by the sales trends at Barnes & Noble.com that began earlier this year and continued through the third quarter, in which we launched a newly designed website."

    In the third quarter of 2007, the company acquired 4.9 million shares for $172.5 million under its share repurchase program. Year-to-date, the company acquired 6.0 million shares for $219.9 million under its share repurchase program. The company has $232.4 million remaining under its existing share repurchase authorization.

    GUIDANCE

    For the fourth quarter and full year, the company expects comparable store sales at Barnes & Noble stores to increase in the low-single digits. The company previously expected full year comparable store sales to range from flat to slightly positive.

    Barnes & Noble, Inc.'s fourth quarter earnings per share is expected to be in a range of $1.67 to $1.86. The company is increasing its full-year earnings per share guidance to reflect the third quarter outperformance ($0.14 per share), the benefit resulting from a reduced fully diluted share count ($0.04 per share), as well as improved net earnings on higher projected fourth quarter sales ($0.04 per share). The company now expects full-year GAAP earnings per share to be in a range of $1.91 to $2.09, compared to previous guidance of $1.69 to $1.87.

    As of November 3, 2007, the company operated 709 Barnes & Noble stores and 92 B. Dalton stores. During the third quarter, 14 Barnes & Noble stores were opened and three were closed.

    A conference call with Barnes & Noble, Inc.'s senior management will be webcast beginning at 10:00 A.M. ET on Tuesday, November 20, 2007, and is accessible at www.barnesandnobleinc.com/webcasts. The call will also be archived at www.earnings.com for one year.

    Barnes & Noble, Inc. will report holiday sales results on or about January 10, 2008.

    ABOUT BARNES & NOBLE, INC.

    Barnes & Noble, Inc. (NYSE: BKS), the world's largest bookseller and a Fortune 500 company, operates 801 bookstores in 50 states. For the fourth year in a row, the company is the nation's top bookseller brand, as determined by a brand's overall strength based on its combination of familiarity, quality and purchase intent, according to the EquiTrend(R) Brand Study by Harris Interactive(R). Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web's largest e-commerce sites.

    General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company's corporate website:
http://www.barnesandnobleinc.com.

    SAFE HARBOR

    This press release contains "forward-looking statements." Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, the results of the internal review of the company's stock option practices and the related inquiries by the Securities and Exchange Commission and the U.S. Department of Justice and related stockholder derivative lawsuits, general economic and market conditions, decreased consumer demand for the company's products, possible disruptions in the company's computer or telephone systems, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company's online and other initiatives, the successful integration of acquired businesses, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, product shortages, and other factors which may be outside of the company's control. Please refer to the company's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.



                BARNES & NOBLE, INC. AND SUBSIDIARIES
                Consolidated Statements of Operations
                (In thousands, except per share data)

-------------------------------------------------- -------------------
                                 13 weeks ended      39 weeks ended
                              -------------------- -------------------
                              November   October   November  October
                                3, 2007   28, 2006  3, 2007   28, 2006
                              -------------------- -------------------

Sales                         $1,175,521 1,111,958 3,565,134 3,382,852
Cost of sales and occupancy      820,567   780,933 2,514,412 2,363,555
                              ---------- --------- --------- ---------
   Gross profit                  354,954   331,025 1,050,722 1,019,297
                              ---------- --------- --------- ---------
Selling and administrative
 expenses                        303,125   290,391   902,342   850,212
Depreciation and amortization     41,870    41,694   128,808   123,466
Pre-opening expenses               5,657     4,501     9,293    10,486
                              ---------- --------- --------- ---------
   Operating profit (loss)         4,302   (5,561)    10,279    35,133
Interest income (expense), net       848     (894)     5,543     (108)
                              ---------- --------- --------- ---------
    Income (loss) before taxes
     and minority interest         5,150   (6,455)    15,822    35,025
Income taxes                       2,060   (2,630)   (1,671)    14,273
                              ---------- --------- --------- ---------
    Income (loss) before
     minority interest             3,090   (3,825)    17,493    20,752
Minority interest                  1,287     1,053     3,265     3,043
                              ---------- --------- --------- ---------
     Net income (loss)        $    4,377   (2,772)    20,758    23,795
                              ========== ========= ========= =========

Income (loss) per common
 share:
     Basic                    $     0.07    (0.04)      0.32      0.36
     Diluted                  $     0.07    (0.04)      0.31      0.34


Weighted average common shares
 outstanding
     Basic                        63,006    64,947    64,529    65,254
     Diluted                      66,131    64,947    68,037    69,244


Percentage of sales:
Sales                             100.0%    100.0%    100.0%    100.0%
Cost of sales and occupancy        69.8%     70.2%     70.5%     69.9%
                              ---------- --------- --------- ---------
   Gross profit                    30.2%     29.8%     29.5%     30.1%
                              ---------- --------- --------- ---------
Selling and administrative
 expenses                          25.8%     26.1%     25.3%     25.1%
Depreciation and amortization       3.6%      3.7%      3.6%      3.6%
Pre-opening expenses                0.5%      0.4%      0.3%      0.3%
                              ---------- --------- --------- ---------
   Operating profit (loss)          0.4%     -0.5%      0.3%      1.0%
Interest income (expense), net      0.1%     -0.1%      0.2%      0.0%
                              ---------- --------- --------- ---------
   Income (loss) before taxes
    and minority interest           0.4%     -0.6%      0.4%      1.0%
Income taxes                        0.2%     -0.2%      0.0%      0.4%
                              ---------- --------- --------- ---------
   Income (loss) before
    minority interest               0.3%     -0.3%      0.5%      0.6%
Minority interest                   0.1%      0.1%      0.1%      0.1%
                              ---------- --------- --------- ---------
   Net income (loss)                0.4%     -0.2%      0.6%      0.7%
                              ========== ========= ========= =========




                BARNES & NOBLE, INC. AND SUBSIDIARIES
                     Consolidated Balance Sheets
                            (In thousands)

--------------------------------- ------------------------------------
                                   November 3, October 28, February 3,
                                       2007       2006         2007
                                  ------------ ----------- -----------


             ASSETS
Current assets:
  Cash and cash equivalents       $     20,219      19,888     348,767
  Receivables, net                     109,722     129,053     100,467
  Merchandise inventories            1,665,533   1,639,013   1,354,580
  Prepaid expenses and other
   current assets                      126,770      80,363     118,626
                                  ------------ ----------- -----------
      Total current assets           1,922,244   1,868,317   1,922,440
                                  ------------ ----------- -----------

Property and equipment:
  Land and land improvements             3,247       3,247       3,247
  Buildings and leasehold
   improvements                      1,038,416     982,849     990,058
  Fixtures and equipment             1,295,887   1,284,023   1,310,026
                                  ------------ ----------- -----------
                                     2,337,550   2,270,119   2,303,331
  Less accumulated depreciation
   and amortization                  1,526,831   1,464,750   1,497,275
                                  ------------ ----------- -----------
      Net property and equipment       810,719     805,369     806,056
                                  ------------ ----------- -----------

Goodwill                               256,594     260,637     259,683
Intangible assets, net                  89,087      91,814      91,176
Deferred taxes                         104,384     115,400     104,103
Other noncurrent assets                 11,812      11,943      13,340
                                  ------------ ----------- -----------
      Total assets                $  3,194,840   3,153,480   3,196,798
                                  ============ =========== ===========

 LIABILITIES AND SHAREHOLDERS'
              EQUITY
Current liabilities:
  Accounts payable                $  1,055,151   1,016,564     792,977
  Accrued liabilities                  576,193     515,516     696,666
                                  ------------ ----------- -----------
    Total current liabilities        1,631,344   1,532,080   1,489,643
                                  ------------ ----------- -----------

Long-term debt                          24,600      34,100           -
Deferred taxes                         160,273     158,035     160,273
Other long-term liabilities            382,663     388,972     371,357

Minority interest                        6,563       5,829      10,660

Shareholders' equity:
  Common stock; $.001 par value;
   300,000 shares authorized;
   86,500, 84,528 and 84,608
   shares issued, respectively
                                            86          85          85
  Additional paid-in capital         1,222,362   1,134,306   1,169,167
  Accumulated other comprehensive
   loss                                (6,673)     (8,713)     (7,086)
  Retained earnings                    591,260     506,474     600,404
  Treasury stock, at cost,
   25,546, 19,520 and 19,520
   shares, respectively              (817,638)   (597,688)   (597,705)
    Total shareholders' equity         989,397   1,034,464   1,164,865
                                  ------------ ----------- -----------
Commitments and contingencies                -           -           -
                                  ------------ ----------- -----------
    Total liabilities and
     shareholders' equity         $  3,194,840   3,153,480   3,196,798
                                  ============ =========== ===========



    CONTACT: Barnes & Noble, Inc.
             Media:
             Mary Ellen Keating, 212-633-3323
             Senior Vice President
             Corporate Communications
             or
             Investor:
             Joseph J. Lombardi, 212-633-3215
             Chief Financial Officer